Exhibit 10.15
BENSON HILL, INC. RESTRICTED STOCK UNIT AGREEMENT
OUTPERFORMANCE AWARD
This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into effective January 7, 2022 (the “Grant Date”) by and between BENSON HILL, INC. (the “Company”) and MATTHEW CRISP (“you”). The Company adopted the Benson Hill, Inc. 2021 Omnibus Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted.
As set forth in your Executive Employment Agreement effective September 29, 2021 (the “Employment Agreement”), the Company hereby issues you 2,000,000 Restricted Stock Units (the “Outperformance RSUs”). Each Outperformance RSU represents the right to receive one share of Common Stock upon settlement of the Outperformance RSU. This Outperformance Award is intended to provide you with a meaningful incentive to lead the Company to outperform reasonable expectations and create substantial value for stockholders. Your Outperformance RSUs are subject to the following terms and conditions, as well as the terms and conditions of the Plan. Unless otherwise specified, capitalized terms used but not defined below have the meaning ascribed to them in the Plan.
1.Vesting and Settlement. Consistent with Section 3.3(b) of your Employment Agreement, the “Vesting Start Date” is September 29, 2021. Subject to your continued service, your Outperformance RSUs will become 100% time vested on the 3rd anniversary of the Vesting Start Date. Your Outperformance RSUs will performance vest, subject to your continued service, except as otherwise provided herein, as to (i) 25% if and when the volume-weighted average price per share of the Common Stock over 30 consecutive trading days (the “30-day VWAP”) at any time on or after the 1st anniversary of the Vesting Start Date but on or prior to the 3rd anniversary of the Vesting Start Date, is above $15, (ii) 25% if and when the 30-day VWAP at any time on or after the 1st anniversary of the Vesting Start Date but on or prior to the 4th anniversary of the Vesting Start Date, is above $20, (iii) 25% if and when the 30-day VWAP at any time on or after the 1st anniversary of the Vesting Start Date but on or prior to the 5th anniversary of the Vesting Start Date, is above $25 and (iv) 25% if and when the 30-day VWAP at any time on or after the 1st anniversary of the Vesting Start Date but on or prior to the 6th anniversary of the Vesting Start Date, is above $30, provided that, if any of the 30-day VWAP targets in the foregoing clauses (i)–(iv) are not achieved by the respective specified deadlines, such 30-day VWAP target will be increased by 10% and the applicable 25% tranche of your Outperformance RSUs with respect to that 30-day VWAP target (as increased) will vest if and when such increased 30-day VWAP target is achieved at any time within the 12-month period following the original deadline for such 30-day VWAP target.
Any performance-vested portion of the Outperformance RSUs that has not time vested will remain outstanding and eligible to time vest in accordance with the foregoing. Notwithstanding any other provision of this Agreement or the Plan to the contrary, any portion of the Outperformance RSUs that has not both time and performance vested as of the 7th anniversary of the Vesting Start Date will be forfeited.
If your service is terminated under Section 4.2 of your Employment Agreement as a result of the Company terminating you without “Cause” (as that term is defined in Section 4.1 of your Employment

Agreement) or by you resigning for “Good Reason” (as that term is defined in Section 4.1 of your Employment Agreement), the following shall apply:
(a)Any unvested portion of your Outperformance RSUs subject to time vesting will time vest on your “Release Effective Date” (as that term is defined in Section 4.2 of your Employment Agreement) as to the portion that would otherwise vest had you remained employed for 24 months following the date of your resignation or termination.
(b)Any unvested portion of your Outperformance RSUs (after taking into account (a) or (c), as applicable) that has not performance vested, will remain outstanding and eligible to performance vest during the six-month period following the date of your resignation or termination and will be forfeited as to the portion that has not both time and performance vested by the end of such six-month period.
(c)If your resignation or termination occurs within 12 months following a Change in Control, or if the circumstances that ultimately give rise to your resignation or termination occur within the three months prior to a Change in Control, then any unvested portion of your Outperformance RSUs that are subject to time-vesting (including, but not limited to, any Outperformance RSUs for which the performance goals have been achieved but that remain subject to time vesting) shall become fully time-vested on the Release Effective Date.
Upon such resignation or termination following or in connection with a Change in Control, the Change in Control Price will be deemed to be the 30-day VWAP and your Outperformance RSUs will performance vest according to achievement of the 30-day VWAP targets based on such Change in Control Price, provided that, if any 30-day VWAP target is not achieved based on such Change in Control Price, the applicable 25% tranche of your Outperformance RSU with respect to the lowest of such 30-day VWAP target that was not achieved will vest as to a fraction thereof, the numerator of which is the excess of the Change in Control Price over the highest 30-day VWAP target that was achieved based on the Change in Control Price, and the denominator of which is five.
If your service terminates for any other reason before your Outperformance RSUs both time vest and performance vest, you will automatically forfeit all interests and rights related to your unvested Outperformance RSUs upon such termination of your service. You will have no right or interest in any forfeited Outperformance RSUs and neither the Company nor any Affiliate will have any further obligations under this Agreement with respect to such forfeited Outperformance RSUs.
Subject to Section 6 (Taxes) of this Agreement, any portion of your Outperformance RSUs that has achieved both the time and performance vesting requirements will be settled within 60 days following the applicable vesting date. Upon settlement of your Outperformance RSUs, the Company shall (a) issue and deliver to you the number of shares of Common Stock equal to the number of Outperformance RSUs that vest on the vesting date (subject to any reduction of delivered shares via a net settlement agreement with the Company, in the Company’s discretion, for withholding tax purposes), and (b) enter your name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to you. Upon settlement of a vested Outperformance RSU, neither the Company nor any

Affiliate will have any further obligations under this Agreement with respect to such settled Outperformance RSU.
2.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until your Outperformance RSUs are settled in accordance with Section 1 (Vesting and Settlement) of this Agreement, you may not sell, transfer or encumber your Outperformance RSUs (or any rights relating to your Outperformance RSU) in any way. Any attempt to sell, transfer or encumber your Outperformance RSUs (or any rights relating to your Outperformance RSU) is wholly ineffective and, if you make any such attempt, you will automatically forfeit your Outperformance RSUs and all of your rights to the Outperformance RSUs will immediately terminate without any payment or consideration by the Company or any Affiliate.
3.Rights as Shareholder; Dividend Equivalents. You do not have any rights as a shareholder with respect to the shares of Common Stock underlying your Outperformance RSUs unless and until your Outperformance RSUs vest and are settled by the issuance of shares of Common Stock. Upon and following the settlement of your Outperformance RSUs, you will be the record owner of the shares of Common Stock issued in settlement of your Outperformance RSUs and you will be entitled to all rights of a shareholder of the Company (including voting rights) unless and until you sell or otherwise dispose of such shares.
If, prior to an unvested Outperformance RSU’s settlement date, the Company declares a dividend on the shares of Common Stock, the Company will credit an account with an amount equal to the dividends that would have been paid to you had you been issued one share of Common Stock on the Grant Date for each unvested Outperformance RSU (“Dividend Equivalents”). Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the unvested Outperformance RSUs to which they are attributable and shall be paid on the same date that the unvested Outperformance RSUs to which they are attributable are settled in accordance with Section 1. To the extent vested, Dividend Equivalents credited to your account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents, if any For clarity and avoidance of doubt, any Dividend Equivalents paid in shares will be credited as shares and deemed reinvested in the Company’s stock.
4.No Right to Continued Employment or Service. Neither the Plan nor this Agreement confers upon you any right to be retained in any position with the Company or any Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or any Affiliate to terminate your employment or service at any time, with or without Cause.
5.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, your Outperformance RSUs shall be adjusted or terminated in any manner as contemplated by Section 5 of the Plan.
6.Taxes. You are required to pay to the Company, and the Company has the right to deduct from any compensation paid to you pursuant to the Plan, the amount of any required withholding taxes in respect of your Outperformance RSUs and to take all other action as the Committee deems necessary to satisfy all obligations for the payment of withholding taxes. The Committee may permit you to satisfy any federal, state or local tax withholding obligation by any of the means provided in Section 16 of the Plan, including but not limited to the Company withholding from delivery of shares of Common Stock.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding, the ultimate liability for all such taxes is and remains your responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any such taxes in connection with the grant, vesting or settlement of your Outperformance RSUs or the subsequent sale of any shares; and (b) does not commit to structure your Outperformance RSUs to reduce or eliminate your tax liability.
This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding the foregoing, neither the Company nor any Affiliate makes any representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company nor any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Code Section 409A.
7.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred prior to the effective date of the Company’s Form S-8 Registration Statement and unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
8.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Company’s Chief People Officer at the Company’s principal corporate offices. Any notice required to be delivered to you shall be in writing and addressed to your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
9.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
10.Interpretation. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Either party must submit any dispute regarding the interpretation of this Agreement to the Committee for review. The Committee’s resolution of any dispute is final and binding on both parties.
11.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the Company’s successors and assigns. Subject to the restrictions on transfer, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom your Outperformance RSUs may be transferred by will or the laws of descent or distribution.
12.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
13.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of your Outperformance RSUs in this Agreement does not create any contractual right or other right to receive any Outperformance RSUs or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment or service with the Company or any Affiliate.
14.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel your Outperformance RSUs, prospectively or retroactively; provided, that, no such action shall adversely affect your material rights under this Agreement without regard to this Section 14 without your consent.
15.No Impact on Other Benefits. The value of your Outperformance RSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by electronic means will have the same effect as physical delivery of the paper document bearing an original signature.
17.Acceptance. You hereby acknowledge receipt of a copy of the Plan and this Agreement. You have read and understand the terms and provisions the Plan and this Agreement, and accept your Outperformance RSUs subject to all of the terms and conditions of the Plan and this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BENSON HILL, INC. ______________________________________ By: __________________________________ Title: _________________________________	MATTHEW CRISP ______________________________________

[Signature page to Restricted Stock Unit Agreement — Outperformance Award]